January 8, 2009

VIA HAND DELIVERY

Mark Ingram

Global Partner Ships, Inc.

1505 Robin Road

Maryville, Tennessee 37803

Re: Consulting Agreement

Dear Mark:

We are pleased to offer the following terms for a Consulting Agreement (the “Agreement”) between Ruby Tuesday, Inc. (“Ruby Tuesday” and/or the “Company”) and Global Partner Ships, Inc. (“GPS”).

1.      Description of Services. During the term of this Agreement, GPS will provide international and domestic franchise brokerage services (“the Services”), including the following: (a) directing the efforts to secure buyers for the Company’s international and domestic franchise development rights for the Ruby Tuesday and Wok Hay brands, as well as any other brands developed by the Company during the Term; (b) assisting with the transition of the management of the Company’s international franchise operations; and (c) performing such franchise consulting related services as the Company may reasonably request, all subject to the terms, conditions and limitations set forth herein.

2.         Term and Termination. The term of this Agreement will begin January 8, 2009 and shall remain in effect until December 31, 2011 (the “Term”). Notwithstanding the foregoing, this Agreement may be terminated as follows: (a) at any time prior to the expiration of the Term by the mutual written agreement of the parties; (b) in the event of the death or Disability of Mark Ingram (“Ingram”); (c) by the Company immediately, and without opportunity to correct or cure, for Cause; or (d) by the Company without Cause.

In the event that this Agreement is terminated by the mutual agreement of the parties, or because of Ingram’s death or Disability or by the Company with Cause, the Company will have no further obligations hereunder except that the Company will pay GPS any Monthly Payment (defined below) due prior to the termination date and any Commission (defined below) earned but unpaid as of the effective date of such termination. In the event that this Agreement is terminated by the Company without Cause, the Company shall pay GPS the balance of the Annual Draw for the remainder of the Term year in which the termination occurs plus any unpaid portion of the Start Up Draw plus any Commission earned but unpaid as of the date of such termination, plus any Excess Commission (defined below) earned in the Term year in which the termination occurs.

As used in this Agreement, “Disability” means a physical or mental condition arising during the Term which totally and permanently prevents you from engaging in any gainful occupation or performing the Services described above. The determination of total and permanent disability shall be made by the Company based on (i) medical evidence by a licensed physician designated by the Company; (ii) evidence of eligibility for disability benefits under any long-term disability plan; or (iii) evidence of eligibility for disability benefits under the Social Security Act.

Mr. Mark Ingram

January 8, 2009

As used in this Agreement, “Cause” means conduct amounting to (i) fraud or dishonesty in the performance of the services to the Company or its affiliates as described herein; (ii) knowing violation of law, rules or regulations; (iii) acts in material violation of the Company’s Code of Business Conduct and Ethics; (iv) conviction or plea of nolo contendere to a crime involving dishonesty; or (v) violation of the Exclusivity section of this Agreement.

3.         Fees and Expenses. The Company will pay GPS every month an amount representing one twelfth (1/12) (the “Monthly Payment”) of an available annual draw amount of one hundred thousand dollars ($100,000) (the “Annual Draw”), subject to the following limitations: All Monthly Payments made to GPS pursuant to the Annual Draw shall be considered a non-refundable advance against Commission (defined below) which may be earned by GPS pursuant to the terms herein, with an annual reconciliation of Commission earned and payable and Annual Draw for the preceding Term year to take place within thirty (30) days following the anniversary of the Agreement date; provided, however, once Commissions for any year exceed the Annual Draw, the earned but unpaid Commissions shall be paid out no later than thirty (30) days following the end of the calendar quarter ending on March 31, June 30, September 30, and December 31 of each year during the Term. The Commission shall mean one-third (1/3) of the Area Development Agreement Fee (defined below) actually received and retained by the Company net of any fee sharing arrangements with other franchise brokers or developers, for any development agreement with respect to which you provide the Services. In no event will the applicable Commission be less than fifteen thousand dollars ($15,000) regardless of the Area Development Agreement Fee amount. In the event that any Commission with respect to one Area Development Agreement Fee would exceed the sum of fifty thousand dollars ($50,000), any amount over fifty thousand dollars ($50,000) (“Excess Commission”) shall not be paid to GPS during the year in which the Commission is earned, but shall be applied against the Annual Draw during the annual reconciliation for the upcoming Term year; provided, however, that during the third Term year, the forgoing limitation shall not apply and all Commissions shall be paid in full regardless of the fact the Commission exceeds fifty thousand dollars ($50,000).

As used in this Agreement, the term “Area Development Agreement Fee” means an amount in U.S. dollars paid by a franchisee for restaurants to be developed pursuant to an international or domestic development agreement, such amount to be determined in writing and in advance by the Company on a case-by-case basis before presented to a prospective domestic or international franchisee (or existing domestic or international franchisee in the case of a new or expanded development agreement). The Area Development Agreement Fee may also be called, and shall have the same meaning as if utilized in a development agreement, a Franchise Agreement Fee Prepayment.

At such time as the Agreement is terminated, if there are any new franchise development transactions for which GPS has provided the Services but which have not yet resulted in a signed area development agreement and the payment of an Area Development Agreement Fee (together a “Transaction Closing”), GPS will be paid a Commission on such transaction provided that the Transaction Closing occurs no later than twelve (12) months from the date of termination.

For the first year of the Term of this Agreement, in addition to the Annual Draw, the Company will also pay GPS, in equal monthly installments (the “Additional Monthly Payment”), the sum of one hundred thousand dollars ($100,000) (the “Start-Up Draw”) to be used for start up purposes in connection with the Services. The Additional Monthly Payments of the Start-Up Draw made to GPS shall be non-refundable and shall not be considered an advance against Commission nor taken into account in the annual reconciliation described herein.

In the event that part or all of the international development rights for Ruby Tuesday are transferred, sold or otherwise conveyed to a third party in connection with a simultaneous disposition (meaning in terms of time or stemming from a single transaction, order or agreement), provided that such

Mr. Mark Ingram

January 8, 2009

disposition does not involve a sale, transfer or change in control of the Company, GPS will be paid any amounts earned but unpaid as of the date of such transfer or disposition and GPS will also be paid an amount equal to the balance of the Annual Draw for the remainder of the Term plus the sum of fifty thousand dollars ($50,000).

The Company will reimburse GPS for reasonable business and travel expenses incurred in connection with providing the services under this Agreement provided that such expenses are approved in advance and are consistent with the Company’s travel and expense reimbursement policy. The Company will provide GPS with an advertising budget, which will be determined annually and approved by the Company in advance.

4.         Relationship. The following terms shall govern the nature of the relationship between the Company and GPS:

a.         GPS will remain at all times an independent contractor and will be responsible for and will promptly pay all federal, state and municipal taxes, including but not limited to social security, unemployment, federal and state income tax withholding, and other taxes.

b.         Neither GPS nor any employee of GPS shall have the right or authority to bind the Company to any contract, undertaking, or obligation.

c.         Neither GPS nor any employee of GPS shall be obligated to work any particular hours or any particular amount of hours in providing the Services to the Company.

d.         Except as expressly provided herein, the Company agrees that it shall have no right to control or direct the details, manner, or means by which GPS accomplishes the results of the Services. GPS agrees that the Services will be performed by GPS in a careful and efficient manner and in strict conformity with best practices and reasonable applicable standards. GPS shall retain the sole right and responsibility of independently exercising and using its professional judgment, experience, and skill in rendering and providing the Services.

5.         Indemnification. The Company shall indemnify, save harmless and defend GPS and Ingram (including reasonable legal fees) from any and all claims arising out of this Agreement and GPS' provision of the Services to the Company hereunder, except that the Company shall have no obligation to indemnify GPS or Ingram for any claims based on willful misconduct or negligence by GPS or Ingram or any acts GPS or Ingram commit in contravention of the Company’s Code of Business Conduct and Ethics.

6.         Leadership Covenants. On or about February 17, 2003, Ingram and the Company entered into a Leadership Covenant (the “Covenant”), a copy of which is attached hereto as Schedule I and incorporated by reference herein, that describes certain responsibilities and obligations relating to confidential information, trade secrets, non-solicitation, and other employment. The parties agree that, except for Paragraph No. 4 of the Covenant relating to other employment, all remaining provisions of the Covenant will apply with respect to GPS and Ingram and shall remain in full force and effect during the Term of this Agreement and any extension or renewal of this Agreement, unless otherwise agreed to in writing by the parties.

7.         Insider Trading. GPS acknowledges the Ruby Tuesday, Inc. Policy Statement Regarding Insider Trading and Related Securities Law Matters, and the implementing procedures for such policy statement, a copy of which is attached hereto as Schedule II (the “Policy”). GPS agrees to be bound by the requirements set forth in the above-mentioned documents as if it were an employee of the Company.

Mr. Mark Ingram

January 8, 2009

All GPS employees shall agree to be bound by the Policy as a precondition to their providing Services to the Company hereunder. By signing below, Ingram agrees to be bound by the Policy.

8.         Exclusivity. GPS acknowledges and understands that the business conducted by the Company is highly competitive. Incident to GPS’ engagement hereunder and for the consideration contained herein, GPS agrees that during the Term of this Agreement, it shall not perform services of any type for, the following competitors: Applebee’s, Chili’s, T.G.I. Friday’s, O’Charley’s, Red Robin Gourmet Burgers, Olive Garden, and Outback Steakhouse unless GPS obtains the Company’s prior written consent. Other than with respect to the aforementioned companies, Company agrees that GPS shall retain the right to contract for services similar to the Services provided to Company with other individuals and other businesses. Any payments received by GPS from such other individuals and businesses shall not be considered compensation under this Agreement.

9.         Office and Administrative Support. During the Term of this Agreement, the Company will provide GPS with office space, but GPS is not required to perform the Services from such location. The Company will also provide GPS with administrative support in an amount equal to one-third (1/3) of the time of a full-time administrative staff member.

10.       Computer and Network Access. During the Term of this Agreement, the Company will provide GPS with (i) a laptop computer, (ii) a Blackberry hand-held device with email and cell phone connections to the extent permitted under the Company’s travel and expense reimbursement policy, and (iii) access to the Company computer network. GPS will also receive the typical support from the Company’s Information Technology Department. In the event that this Agreement is not renewed, at the end of the Term, GPS may retain the laptop computer, which contents shall be subject to all confidentiality obligations for which GPS and Ingram have covenanted including those in Section 11 herein, but access to the Company’s computer network will be terminated.

11.       Confidentiality. GPS agrees that it will keep confidential the terms of this Agreement and will not display, disclose or make public in any way the terms of the Agreement or the contents of this document. The parties agree that nothing contained in this Agreement shall be construed to prevent GPS from discussing the terms of this Agreement with its attorneys or tax preparers, provided that they are informed of this confidentiality provision and agree to comply with its terms, or fully responding to any inquiry by any state or federal regulatory or law enforcement agency, or from disclosing this Agreement to the IRS or any state agency as part of a report of income. GPS agrees that this provision regarding confidentiality shall apply to all employees of GPS and GPS shall require each employee of GPS to consent to the terms of this Section 12 as a condition of employment with GPS. By signing below, Ingram agrees to be bound by the terms of this Section 11.

12.       Miscellaneous. Neither party may assign this Agreement or its rights or obligations hereunder, or delegate its performance hereunder, without the prior written consent of the other party. This Agreement and all questions concerning its construction and interpretation will be governed by the laws of the State of Tennessee. This Agreement represents the entire understanding of the parties, supersedes all prior agreements of the parties relating to the subject matter hereof and may not be amended or modified in any manner except by written agreement signed by a duly authorized representative of each party. The provisions of this Agreement will be deemed severable, and the invalidity or unenforceability of any on or more of the provisions hereof will not affect the validity and enforceability of any other provision of this Agreement.

Mr. Mark Ingram

January 8, 2009

Upon our mutual execution of this Agreement, we agree that this Agreement will be a binding agreement between the parties.

Sincerely,

RUBY TUESDAY, INC

By:/s/ Robert F. LeBoeuf
Robert F. LeBoeuf
Senior Vice President – Chief People Officer

Accepted and agreed as of the

8th day of January, 2009.

Global Partner Ships, Inc.

By: /s/ Mark Ingram

Mark Ingram, President

/s/ Mark Ingram

Mark Ingram, Individually